EXHIBIT 4.10

EXECUTION COPY

INDENTURE

Dated as of November 18, 2011

among

HEALTH MANAGEMENT ASSOCIATES, INC.,

each of the SUBSIDIARY GUARANTORS party hereto

and

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

7.375% SENIOR NOTES DUE 2020

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06;7.07
(c)	7.06;14.02
(d)	7.06
314(a)	4.03;14.02; 14.05
(b)	N.A.
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	N.A.
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05;14.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12;9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	14.01
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

		Page

Section 12.16	U.S.A. PATRIOT Act	94
Section 12.17	Payments Due on Non-Business Days	95
Section 12.18	Qualification of Indenture	95

APPENDIX

Appendix A	--	Provisions Relating to Initial Notes, Additional Notes and Exchange Notes

EXHIBITS

Exhibit A	--	Form of Note
Exhibit B	--	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	--	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

(iv)

INDENTURE, dated as of November 18, 2011, among Health Management Associates, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined below) and U.S. Bank, National Association, solely in its capacity as Trustee (as defined below).

W I T N E S S E T  H :

WHEREAS, the Company (as defined below), has duly authorized the creation of and issue of $875,000,000 aggregate principal amount of its 7.375% Senior Notes due 2020 (the “Notes”); and

WHEREAS, the net proceeds of the issuance of the Notes by the Company are being used to refinance the Company’s existing senior secured credit facilities.

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes:

ARTICLE 1

Definitions and Incorporation by Reference

Section 1.01        Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)        any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)        the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)        Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes and Exchange Notes for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)        1.00% of the principal amount of such Note; and

(2)        the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on January 15, 2016 (such redemption price being set forth in Section 3.07(d)) plus (ii) all required interest payments due on such Note through January 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding sentence, the following items shall not be deemed to be Asset Dispositions:

(1)        a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)        the sale of Cash Equivalents in the ordinary course of business;

(3)        a disposition of inventory in the ordinary course of business;

(4)        a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)        the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)        an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary (other than a Receivables Entity);

(7)        the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries);

(8)        the making of a Restricted Payment that is permitted by Section 4.07;

(9)        sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)        dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $30 million;

(11)        an Asset Swap effected in compliance with Section 4.10(c);

(12)        the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(13)        dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(14)        the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

(15)        the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(16)        foreclosure on assets; and

(17)        any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Asset Swap” means a concurrent purchase and sale or exchange of assets and/or Capital Stock of a Person owning assets that are used or useful in a Similar Business between the Company or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash received must be applied in accordance with Section 4.10.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1)        with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee of the Board of Directors;

(2)        with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)        with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability company membership interests, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits or property of, or the distribution of assets of, the issuing Person, but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Captive Insurance Subsidiary” means a Subsidiary of the Company established for the purpose of insuring the health care businesses or facilities owned or operated by the Company, any of its Subsidiaries or any physician employed by or on the medical staff of any such business or facility.

“Cash Equivalents” means:

(1)        U.S. dollars, or in the case of any foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)        securities issued or directly and fully Guaranteed or insured by the United States or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)        marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)        certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500 million;

(5)        repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)        commercial paper rated at the time of acquisition thereof at least “A 2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P 2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7)        interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above, including any such funds for which the Trustee or an affiliate provides investment advice or similar services.

“Change of Control” means:

(1)        any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)        the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3)        the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(4)        the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(5)        the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)        if the Company or any Restricted Subsidiary:

  (a)        has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

  (b)        has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)      if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)      the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)      Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)      if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness with respect thereto) as if such Investment or acquisition occurred on the first day of such period; and

(4)      if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a principal financial or accounting Officer of the Company, subject to the provisions regarding pro forma calculations set forth in the last paragraph of the definition of “Consolidated EBITDA”. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any

Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)      increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)      Consolidated Interest Expense; plus

(b)      Consolidated Income Taxes; plus

(c)      the amount of depreciation and amortization expenses deducted in determining such Consolidated Net Income; plus

(d)      non-cash impairment charges or asset write-offs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP; plus

(e)      non-cash compensation expense, or other non-cash expenses or charges which do not represent a cash item in such period or in any future period, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any stock option, stock appreciation rights or similar arrangements); plus

(f)      other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge, to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); provided that the Company is permitted to add back non-cash charges representing an accrual or reserve relating to any legal, administrative or governmental claim, litigation, investigation or proceedings, even if cash charges may be anticipated in any future period, so long as adding back such non-cash charges is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in the Offering Memorandum; plus

(g)      any extraordinary, non-recurring or unusual cash expenses or losses, including, without limitation, severance costs, relocation costs, consolidation and closing costs, signing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans, in each case so long as adding back such expenses or losses is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in the Offering Memorandum;

(2)      decreased (without duplication) by the following items to the extent included in calculating such Consolidated Net Income:

(a)      non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period); plus

(b)      any extraordinary, non-recurring or unusual cash gains or income so long as deducting such gains or income is consistent with the Company’s practice in its publicly reported “EBITDA” or “Adjusted EBITDA” or the calculation thereof as included in its annual or quarterly earnings reports or in the Offering Memorandum; and

(3)      increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)      any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b)      any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c)      effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (i) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person, and with respect to giving pro forma effect to any acquisition in any period for which Consolidated EBITDA is being calculated, the Company may include the pro forma increase or decrease in such Consolidated EBITDA projected by the Company in good faith to have been or to be achievable during the period beginning on the date such acquisition is consummated and ending on the last day of the fourth consecutive fiscal quarter immediately following the date on which such acquisition is consummated as a result of actions taken during such post-acquisition period for the purposes of realizing reasonably identifiable and factually supportable cost savings in connection with the combination of the operations of the acquired entity or business with the operations of the Company and the Restricted Subsidiaries, net of any additional costs incurred during such period in connection therewith; provided, that (x) it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA that such cost savings (including any actually realized cost savings) permitted by this sentence would be realizable during the entirety of such period, or such additional costs, as applicable, would be incurred during the entirety of such period, (y) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such period and (z) any such pro forma increase or decrease is set forth in an officer’s certificate signed by a principal financial or accounting Officer of the Company which states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments comply with the requirements of this provision and are based on the reasonable good faith beliefs of the Officer executing such officer’s certificate at the time of such execution.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)      interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)      amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)      non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)      commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)      the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)      costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)      interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)      the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)      Receivables Fees; and

(10)      the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness”.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)      any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)      subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)      the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)      any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)      subject to the limitations contained in clauses (3) through (8) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)      the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)       any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company;

(4)      any income or loss from discontinued operations and any gain or loss on disposal of discontinued operations;

(5)      any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(6)      any extraordinary gain or loss;

(7)      any net income (loss) included in the consolidated statement of operations as noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation; and

(8)      the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02, except that with respect to presentation of any Notes for payment or for registration of transfer and exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate trust agency business shall be conducted, or such other address as to which the Trustee may give notice to the Holders and the Company from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustees or another administrative agent or agents, other lenders or other trustees and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note, Additional Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate executed at the time of such Asset Disposition. Any particular item of Designated Non-Cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)        matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)        is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)        is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Sections 4.10 and 4.14 and such repurchase or redemption complies with Section 4.07.

“DTC” means the Depository Trust Company.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or Form S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement or similar agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Existing Convertible Notes” means the Company’s 3.75% Convertible Senior Subordinated Notes due 2028 outstanding on the Issue Date.

“Existing Notes” means the Company’s Existing Senior Secured Notes and Existing Convertible Notes.

“Existing Senior Secured Notes” means the Company’s 6.125% Senior Secured Notes due 2016.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that, except as otherwise required by this Indenture, (x) if the fair market value exceeds $15 million, such determination shall be made by Senior Management of the Company in good faith and (y) if the Fair Market Value exceeds $50.0 million, such determination shall be made the Board of Directors of the Company or an authorized committee thereof in good faith (in each case, including as to the value of all non-cash assets and liabilities).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“General Partner” means a general partner of a Joint Venture.

“Global Notes Legend” means the legend set forth under that caption in Section 2.3(e)(i) of Appendix A.

“Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)        to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)        entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of health care services.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)        the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)        the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)        the principal component of all obligations (other than contingent obligations) of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)        the principal component of all obligations (other than contingent obligations) of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)        Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)        the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)        the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)        the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)        to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); provided that Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) shall not constitute Indebtedness; and

(10)      to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)        such Indebtedness is the obligation of a Joint Venture;

(2)        such Person or a Restricted Subsidiary of such Person is the General Partner of such Joint Venture; and

(3)        there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)        the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)        if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” means the $875,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“interest” with respect to the Notes means interest with respect thereto and Additional Interest, if any.

“Interest Payment Date” means January 15 and July 15 of each year to stated maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)        Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)        endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)        an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.07:

(1)        “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)        any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)        if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition,

such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November 18, 2011.

“Joint Venture” means a partnership or joint venture that is not a Restricted Subsidiary.

“Leasing Subsidiary” means a Subsidiary of the Company established for the purpose of purchasing, leasing or otherwise acquiring or owning or possessing property, plant and equipment and leasing, renting or otherwise granting rights to use such property, plant and equipment to businesses or facilities owned or operated by the Company, any of its Subsidiaries or any of its joint ventures.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing made with the written consent of the Company or any Restricted Subsidiary of, or agreement by the Company or any Restricted Subsidiary to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or unauthorized filing of a financing statement be deemed to constitute a Lien.

“Material Indebtedness” means any Indebtedness with an aggregate principal amount outstanding at any one time in excess of $25 million (other than Permitted Mortgage Indebtedness).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)        all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)        all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)        all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)        the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)        as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)        no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)        the terms of which do not provide for recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and Exchange Notes issued in a registered exchange offer pursuant to the Registration Rights Agreement and the Company’s other Obligations under this Indenture by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” has the meaning assigned to it in the preamble to this Indenture, and means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated November 8, 2011, with respect to the initial offering and sale of the Notes and the Note Guarantees by the Company and the Subsidiary Guarantors.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)        a Restricted Subsidiary (other than a Receivables Entity);

(2)        any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)        such Person becomes a Restricted Subsidiary; or

(b)        such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)        cash and Cash Equivalents;

(4)        receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)        payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)        loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $25 million at any time outstanding;

(7)        any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)        in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)        as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)        Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets not constituting an Asset Disposition;

(9)        Investments in existence on the Issue Date;

(10)      Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)      Investments in Joint Ventures not to exceed $35 million outstanding at any one time;

(12)      Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)      Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction (provided, however, that any Investment in any such Person is in the form of a Purchase Money Note), or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(14)      Physician Support Obligations Incurred by the Company or any Restricted Subsidiary;

(15)      Investments in a Captive Insurance Subsidiary in an amount that does not exceed the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed plus the amount of any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary, and any Investment by such Captive Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed and made in the ordinary course of its business and rated in one of the four highest rating categories;

(16)      Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (16), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $150 million and (y) 3.0% of Total Assets, outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value); and

(17)      any Asset Swap made in accordance with Section 4.10.

“Permitted Liens” means, with respect to any Person:

(1)        Liens securing Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(1) and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and other obligations;

(2)        pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)        Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)        Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)        Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)        encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)        customary Liens securing Hedging Obligations entered into by the Company and its Restricted Subsidiaries in the ordinary course of business (and not for speculative purposes);

(8)        leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)        judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)      Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)        the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)        such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)      Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)        such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)        such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)      Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)      Liens existing on the Issue Date (other than Liens permitted under clauses (1) and (24));

(14)      Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)      Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)      Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)      Liens securing the Notes (including any Note Guarantee thereof) and any Exchange Notes (including any Note Guarantee thereof);

(18)      Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17), (18) and (24) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)      any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)      Liens in favor of the Company or any Restricted Subsidiary;

(21)      Liens under industrial revenue, municipal or similar bonds;

(22)      Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(23)      Liens securing Indebtedness (other than Subordinated Indebtedness and Guarantor Subordinated Indebtedness); provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio of the Company would not exceed 3.75 to 1.00;

(24)      Liens securing the Existing Senior Secured Notes; and

(25)      Liens securing Indebtedness (other than Subordinated Indebtedness and Guarantor Subordinated Indebtedness) in an aggregate principal amount outstanding at any one time not to exceed $50.0 million.

“Permitted Mortgage Indebtedness” means Indebtedness incurred by a Restricted Subsidiary (a) which is not also Indebtedness of the Company or any other Restricted Subsidiary and that is unsecured or secured only by the assets of such Restricted Subsidiary and (b) such Indebtedness constitutes Refinancing Indebtedness in respect of the Senior Credit Facility.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Physician Support Obligation” means:

(1)        a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or health care professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Subsidiary of the Company:

(A)        in the ordinary course of its business; and

(B)        pursuant to a written agreement having a period not to exceed five years; or

(2)        Guarantees by the Company or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or health care professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries; or

(3)        recruitment and relocation payments to physicians in the ordinary course of business.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)        no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)       is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B)        is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C)        subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)        with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)        to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means January 1 or July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness

of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)        (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)        the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)        such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)        if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)        Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor; provided that a Non-Guarantor Subsidiary may Incur Permitted Mortgage Indebtedness the proceeds of which are applied to repay Obligations under a Debt Facility.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Issue Date, by and among the Company, the Subsidiary Guarantors set forth therein and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, the Subsidiary Guarantors and the other parties thereto, as such agreements may be amended from time to time.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture.

“Restricted Subsidiary” means any domestic Subsidiary of the Company other than (1) an Unrestricted Subsidiary or (2) any domestic Subsidiary substantially all of the assets of which consist of direct or indirect interests in one or more non-domestic Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of (1) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) minus unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries (other than the proceeds of any Secured Indebtedness that are not intended to be used for working capital borrowed at the time of determination) up to a maximum amount of $200 million to (2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Consolidated Coverage Ratio”, including any pro forma adjustments to Consolidated EBITDA as set forth therein (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement to be entered into among the Company, Wells Fargo Bank, National Association, as administrative agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Company.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Default” means an Event of Default under clauses (1), (2), (7) or (8) under Section 6.01(a).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means the issuance of the Notes, borrowings under the Senior Credit Facilities and the use of proceeds thereof.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to January 15, 2016; provided, however, that if the period from the redemption date to January 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January

15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means U.S. Bank, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)          such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)          all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt (except to the extent that such Indebtedness is otherwise permitted to be Incurred under this Indenture by the Company or a Restricted Subsidiary and is included as Indebtedness on the balance sheet of the Company or such Restricted Subsidiary); and

(3)          such designation and the Investment of the Company in such Subsidiary complies with Section 4.07.

Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02        Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10(a)
“Agent Members”	2.1(c) of Appendix A
“Affiliate Transaction”	4.11(a)
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.10(b)
“Asset Disposition Offer Amount”	3.09(b)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02(c)
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01(a)
“Definitive Notes Legend”	2.3(e) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(b)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.3(e) of Appendix A
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	1.1(a) of Appendix A
“Indemnitee”	7.07(b)
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(b)
“Restricted Notes Legend”	2.3(e) of Appendix A
“Restricted Payment”	4.07(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A

“Rule 501”	1.1(a) of Appendix A
“Second Commitment”	4.10(a)
“Successor Company”	5.01(a)
“Successor Subsidiary Guarantor”	5.01(c)
“Suspended Covenants”	4.17(a)
“Suspension Period”	4.17(b)

Section 1.03        Rules of Construction. Unless the context otherwise requires:

  (1)          a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

  (2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

  (3)          “or” is not exclusive;

  (4)          words in the singular include the plural, and words in the plural include the singular;

  (5)          provisions apply to successive events and transactions;

  (6)          unless the context otherwise requires, any reference to an “Appendix”, “Article”, “Section”, “clause”, “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

  (7)          the words “herein”, “hereof and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

  (8)          “including” means including without limitation;

  (9)          references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

  (10)       unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

  (11)       in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04        Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

Any terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05        Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Subsidiary Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Subsidiary Guarantors, if made in the manner provided in this Section 1.05.

(b)         The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)         The ownership of Notes shall be proved by the Note Register.

(d)         Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Subsidiary Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)         The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02.

(f)        The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 12.02.

(g)       Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)       Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)        The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)        With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.02, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

The Notes

Section 2.01        Form and Dating; Terms. (a) Provisions relating to the Initial Notes, Additional Notes, Exchange Notes and any other Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)        The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Disposition Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) as the Initial Notes; provided that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09; provided further that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02        Execution and Authentication. (a) At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)        A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)        On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes and Exchange Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued hereunder.

(d)        The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03        Registrar and Paying Agent.  (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b)        The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee at its Corporate Trust Office to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04        Paying Agent to Hold Money in Trust.  The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05        Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06        Transfer and Exchange.  (a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)        To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)        No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.10, 4.14 and 9.05).

(d)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)        Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)        Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate in accordance with Section 2.02 and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)        At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate in accordance with Section 2.02 and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07      Replacement Notes.  If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08        Outstanding Notes.  (a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)        If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)        If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)        If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09        Treasury Notes.  In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, the Trustee may rely on the list of Holders it is required to maintain in accordance with Section 2.05 in determining what Notes are so owned. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10        Temporary Notes.  Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall, in accordance with Section 2.02, authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11        Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12        Defaulted Interest.   (a) If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)        Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13        CUSIP and ISIN Numbers.   The Company shall apply for and obtain CUSIP and/or ISIN numbers prior to the initial execution, authentication and delivery of any Notes issued or issuable hereunder. All Initial Notes shall bear the following CUSIP and ISIN identification numbers: CUSIP No. 421933 AK8 and ISIN No. US421933AK89 for 144A Global Notes, CUSIP No. U42223 AB0 and ISIN No. USU42223AB03 for Regulation S Global Notes. The Trustee shall use CUSIP and/or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

Redemption

Section 3.01        Notices to Trustee.  If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least three Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the

Notes to be redeemed and (4) the redemption price, if then ascertainable. If any such redemption is subject to compliance with a condition permitted by this Indenture, such Officers’ Certificate shall certify that such condition has been complied with or shall certify, if such is the case, any conditions to be complied with, and the Company shall give the Trustee prompt notice of such non-compliance, after which the Trustee shall give notice to the Holders in the same manner as the related notice of redemption was given that such conditions have not been complied with and that the redemption shall not occur.

Section 3.02        Selection of Notes to Be Redeemed or Purchased.  (a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate, subject to the applicable rules and procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b)        The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c)        After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03        Notice of Redemption.  (a) Subject to Section 3.09, the Company shall mail, or cause to be mailed (or, in the case of Notes held in book-entry form, by electronic transmission) notices of redemption of Notes at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b)        The notice shall identify the Notes (including CUSIP number) to be redeemed and shall state:

  (1)        the redemption date;

  (2)        the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)      if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)      the name and address of the Paying Agent;

(5)      that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)      that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)      the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)      that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number listed in such notice or printed on the Notes; and

(9)      if applicable, any condition to such redemption.

(c)      At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least three Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04    Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(f)). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price. (a) No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption or purchase date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)      If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid on the relevant Interest Payment Date to the Person in whose name such Note was registered at the close of business on such Record Date, and no Additional Interest will be payable to Holders whose Notes will be subject to redemption by the Company. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07    Optional Redemption. (a) At any time prior to January 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the Depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date).

(b)      Prior to January 15, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 107.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date); provided that (1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (2) such redemption occurs within 180 days after the closing of such Equity Offering.

(c)      Except pursuant to clause (a) or (b) of this Section 3.07, the Notes are not redeemable at the Company’s option until January 15, 2016.

(d)      On and after January 15, 2016, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2016	103.688%
2017	101.844%
2018 and thereafter	100.000%

(e)      Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)      Any notice in connection with Section 3.07 may not be conditional.

(g)      The Company or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, exchange offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08      Mandatory Redemption. The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes, except the Company may be required to purchase the Notes as described under Sections 4.10 and 4.14.

Section 3.09      Offers to Repurchase by Application of Excess Proceeds. (a) In the event that, pursuant to Section 4.10, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b)      The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.10 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(c)      If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)      Upon the commencement of an Asset Disposition Offer, the Company shall mail a notice (or, in the case of Global Notes, otherwise communicate in accordance with the applicable rules and procedures of DTC) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)      that the Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Disposition Offer shall remain open;

(2)      the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)      that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)      that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)      that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)      that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)      that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)      that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, the Trustee shall, subject to the applicable rules and procedures of DTC, select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount, as applicable, of the Notes or Pari Passu Indebtedness tendered, although no Note having a principal amount of $2,000 shall be purchased in part; and

(9)      that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e)      On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

(f)      The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an

Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(g)        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue thereof.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

Covenants

Section 4.01        Payment of Notes.  (a) The Company will pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than one of the Company or a Subsidiary, holds as of noon, New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b)        The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

(c)        The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02        Maintenance of Office or Agency.  The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03        Reports and Other Information.   (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.

(b)        In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this Section 4.03.

(c)        In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 4.03, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 4.03 if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Section 4.04        Compliance Certificate.   The Company and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Subsidiary Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and each Subsidiary Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Subsidiary Guarantor are taking or propose to take with respect thereto).

(a)        When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall promptly (which shall be no more than 30 days following the date on which the Company becomes aware of such Default, receives such notice or becomes aware of such action, as applicable) send to the Trustee an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05        Taxes.    The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06        Stay, Extension and Usury Laws.    The Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07        Limitation on Restricted Payments.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)        declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

      (A)        dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

      (B)        dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

  (2)        purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

  (3)        make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness, other than:

      (A)        Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (5) of Section 4.09(b); or

      (B)        the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

  (4)        make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

    (A)      no Default shall have occurred and be continuing (or would result therefrom);

  (B)        immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

  (C)        the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (but excluding Restricted Payments made pursuant to clauses (1), (2), (3), (8), (9) and (13) of Section 4.07(b)) would not exceed the sum of (without duplication):

      (i)          50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

      (ii)         100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); plus

      (iii)        the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

      (iv)         the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than the Company or a Restricted Subsidiary, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any

Restricted Subsidiary and releases of Guarantees that constitute Restricted Investments by the Company or any Restricted Subsidiary; plus

  (v)        (a) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of the sale (other than to the Company or a Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary; or

    (b)        the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in an Unrestricted Subsidiary resulting from the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, provided, however, that no amount will be included under this clauses (iv) or (v) above to the extent it has already been included in clause (i) above.

  (b)      The provisions of Section 4.09(a) will not prohibit:

  (1)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Indebtedness of the Company or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);

  (2)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or Guarantor Subordinated Indebtedness of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Indebtedness made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Indebtedness so long as such refinancing Subordinated Indebtedness or Guarantor Subordinated Indebtedness are permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

  (3)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

  (4)      the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (A) at a purchase price not greater than

101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)        dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(6)        the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees approved by the Board of Directors; provided, that such redemptions or repurchases pursuant to this clause will not exceed $35.0 million in the aggregate during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent calendar years), although such amount in any calendar year may be increased by an amount not to exceed:

    (A)        the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 4.09(a)); plus

    (B)        the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

    (C)        the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (A) and (B) of this clause (6);

(7)        the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8)        repurchases of Capital Stock deemed to occur upon the exercise of stock options, stock appreciation rights, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or withholding tax with respect thereto;

(9)        cash payments in lieu of fractional shares;

  (10)        the payment of dividends on the Common Stock of the Company or a direct or indirect parent of the Company of up to 6.0% per annum of the net proceeds received by or contributed to the Company resulting from any Equity Offering of Common Stock;

  (11)        any payment of cash by the Company or any Subsidiary issuer to a holder of the Existing Convertible Notes upon payment, prepayment, redemption or repurchase thereof or upon conversion or exchange of such Existing Convertible Notes;

  (12)        distributions or payments of Receivables Fees; and

  (13)        other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income; provided, however, that the capital returned from any such Restricted Payments will be excluded from clauses (C)(iv) and (C)(v) of Section 4.07(a)(4))) not to exceed $125.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount.

Section 4.08        Limitation on Restrictions on Distributions From Restricted Subsidiaries.  (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (1)          pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2)          make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

  (3)          sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

(b)          The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

  (1)        contractual encumbrances or restrictions pursuant to the Senior Credit Facility, the Existing Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

  (2)        this Indenture, the Notes (including any Note Guarantee) and any Exchange Notes (including any Note Guarantee thereof);

  (3)        any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries (including after-acquired property);

  (4)        any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.08(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (1), (2) or (3) of this Section 4.08(b) paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

  (5)        in the case of clause (3) of Section 4.08(a), Liens permitted to be Incurred under Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (6)        purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) on the property so acquired;

  (7)        any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company or the relevant Restricted Subsidiary, as applicable, are necessary to effect such Qualified Receivables Transaction;

  (8)        contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

  (9)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (10)      any customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)      any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

  (12)        encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

  (13)        (x) other Indebtedness Incurred or Preferred Stock issued by a Subsidiary Guarantor in accordance with Section 4.09, that, in the good faith judgment of the Company, are not more materially restrictive, taken as a whole, than those applicable to the Company in this Indenture or the Senior Credit Facility on the Issue Date, (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09; provided that with respect to clause (y), such encumbrances or restrictions will not materially adversely affect the Company’s ability to make anticipated principal and interest payments on the Notes (as determined in good faith by the Company) or (z) Refinancing Indebtedness permitted to be Incurred pursuant to clause (13) of Section 4.09(b), the terms of which are not materially more restrictive, taken as a whole, than those under the Indebtedness being refinanced.

Section 4.09        Limitation on Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if, on the date thereof and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.

(b)        The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

  (1)         Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility, a Qualified Receivables Transaction or any Permitted Mortgage Indebtedness, in an aggregate principal amount not to exceed $3.0 billion at any time outstanding, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(A) of Section 4.10(a) in satisfaction of the requirements of such covenant;

  (2)         Indebtedness represented by the Notes (including any Note Guarantee) (other than any Additional Notes) and any Exchange Notes (including any Note Guarantee thereof);

  (3)         Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) and (4) of this Section 4.09(b));

  (4)         Guarantees by (A) the Company or Subsidiary Guarantors of Indebtedness permitted to be Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness or Guarantor Subordinated Indebtedness, then the related Note Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

  (5)         Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

      (A)         if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, except to the extent that such subordination would violate any applicable law, rule or regulation;

    (B)     if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the Note Guarantees of such Subsidiary Guarantor, except to the extent that such subordination would violate any applicable law, rule or regulation; and

    (C)     (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

    (ii)    any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case under this clause (C), to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(6)        Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

(7)        Indebtedness Incurred by the Company or any Restricted Subsidiary to finance, in whole or in part, a transaction or transactions of the type described in clause (6) of this paragraph, up to an aggregate principal amount of $50.0 million at any time outstanding;

(8)        Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, Attributable Indebtedness and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $150 million and (y) 2.75% of Total Assets;

(9)        Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds, completion Guarantees or other similar arrangements (not for borrowed money) provided in the ordinary course of business;

(10)      Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligation or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary;

  (11)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 10 Business Days of Incurrence;

  (12)        Physician Support Obligations Incurred by the Company or any Restricted Subsidiary;

  (13)        the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (6), (7) and this clause (13) of this Section 4.09(b), or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

  (14)        Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries Incurred in the ordinary course of business;

  (15)        the Incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

  (16)        Indebtedness arising from any Sale/Leaseback Transaction; provided that the principal amount of any Indebtedness Incurred pursuant to this clause may not exceed $50.0 million at any one time outstanding;

  (17)        Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;

  (18)        Indebtedness of the Company and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of the Company or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents; and

  (19)        in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed the greater of (x) $300.0 million and (y) 5.5% of Total Assets.

(c)          The Company will not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Indebtedness of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Indebtedness. No Non-Guarantor Subsidiary may Incur any Indebtedness (other than Indebtedness Incurred pursuant to clause (1) of Section 4.09(b)) if the proceeds thereof are used to refinance Indebtedness of the Company or a Subsidiary Guarantor.

(d)        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1)        in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09, including Section 4.09(a) hereof, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Sections 4.09(a) and 4.09(b); provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility, shall be deemed Incurred under clause (1) of Section 4.09(b) may not later be reclassified;

(2)        Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)        if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)        the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Non-Guarantor Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)        Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6)        the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction;

(7)        the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof on the relevant Person’s balance sheet determined in accordance with GAAP; and

(8)        the amount of any Indebtedness issued with original issue discount will be equal to the accreted value thereof.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09; provided, however, that any interest payable on Indebtedness Incurred pursuant to this Section 4.09 that is more than 60 days past due shall be deemed to be an Incurrence of Indebtedness for the purposes of this Section 4.09.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10        Asset Dispositions.    (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1)        the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the Capital Stock and assets subject to such Asset Disposition;

(2)        at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)        an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

  (A)        to permanently reduce (and permanently reduce commitments with respect thereto): (x) obligations under the Senior Credit Facility and (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Indebtedness) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Indebtedness) (in each case other than Indebtedness owed to the Company or Restricted Subsidiary of the Company);

  (B)        to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Indebtedness) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Indebtedness), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in this Section 4.10 for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

(C)        to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (A), (B) or (C) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (3)(C) above, a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)        any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)        any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition; and

(3)        any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii), that is at the time outstanding, not to exceed 2.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (such Fair Market Value of each item of Designated Non-Cash Consideration to be determined on the date of contractually agreeing to such Asset Disposition).

(b)        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds”. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $40 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date), in accordance with the procedures set forth in Section 3.09 or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable rules and procedures of DTC) the notice required by Section 3.09, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall, subject to the applicable rules and procedures of DTC, select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)        The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1)        at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)        in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $10.0 million, the terms of such Asset Swap have been approved by Senior Management of the Company; and

(3)        in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate Fair Market Value in excess of $50.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company.

Section 4.11        Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless:

(1)        the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate;

(2)        in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)        in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate.

(b)        Section 4.11(a) will not apply to:

(1)        any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09.

(2)        any Restricted Payment permitted to be made pursuant to Section 4.07 or the definition of “Permitted Investment” (other than pursuant to clauses (2) and (16) thereof);

(3)        the payment of salaries, bonuses, fees, any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity to or for the benefit of any Officer, employee or consultant of the Company or of any of its Restricted Subsidiaries, in each case, in the ordinary course of business or as otherwise approved by the Board of Directors of the Company;

(4)        the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(5)        loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $25.0 million at any time outstanding;

(6)        any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any amendments, modifications, supplements, extensions or renewals are not materially more disadvantageous, taken as a whole, to the Holders in the good faith judgment of the Board of Directors or Senior Management of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7)        any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8)          transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of a majority of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are materially no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)          any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company to Affiliates and the granting of registration and other customary rights in connection therewith;

(10)        sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(11)        the entering into among any of the Company and its Subsidiaries of any tax sharing agreements or arrangements;

(12)        intellectual property licenses in the ordinary course of business;

(13)        pledges of Equity Interests of Unrestricted Subsidiaries;

(14)        transactions with Captive Insurance Subsidiaries in the ordinary course of business;

(15)        transactions with Leasing Subsidiaries in the ordinary course of business on terms that are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate; and

(16)        any transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’-length basis from a Person that is not an Affiliate.

Section 4.12        Limitation on Liens.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or collaterally assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)          in the case of Liens securing Subordinated Indebtedness or Guarantor Subordinated Indebtedness, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)        in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.13        Corporate Existence.    Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14        Offer to Repurchase Upon Change of Control.    (a)    If a Change of Control occurs, unless the Company has exercised its right to redeem all of the outstanding Notes pursuant to Section 3.07, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the date of purchase. Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company will mail (or otherwise deliver in accordance with the applicable rules and procedures of DTC) a notice of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1)        that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date);

(2)        the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable rules and procedures of DTC) (the “Change of Control Payment Date”);

(3)        that Notes must be tendered in multiples of $1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)        that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5)        that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)        that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)        that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8)        the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)        On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)        accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)        deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)        deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with this Section 4.14.

(c)        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate in accordance with Section 2.02 and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d)        If the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date.

(e)        In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(f)        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g)        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(h)        Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.05 and 3.06.

Section 4.15        Additional Subsidiary Guarantees.      The Company will cause each Wholly Owned Subsidiary that is a borrower under or Guarantees, on the Issue Date or any time thereafter, the Senior Credit Facility or any other Material Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit C hereto, pursuant to which such Wholly Owned Subsidiary will unconditionally Guarantee, on an unsecured senior and joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other obligations under this Indenture provided, that any Wholly Owned Subsidiary (i) that is acquired, directly or indirectly, by the Company after the Issue Date and prior to the registration of the Notes or the Exchange Notes under the Securities Act and (ii) the net book value (calculated in accordance with GAAP) or purchase price (calculated in accordance with GAAP in the same manner as the numerator of the investment test under Regulation S-X Rule 3-05) of which is equal to 20% or more of the principal amount of the Notes then outstanding, shall not be required to become a Subsidiary Guarantor until the earlier to occur of (a) the historical results of operations of such Wholly Owned Subsidiary being included in the published consolidated audited financial statements of the Company for at least nine full months and (b) the time at which separate financial statements for such Wholly Owned Subsidiary would not be required to be included in a registration statement under the Securities Act.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Note Guarantee shall be released in accordance with the provisions of Section 10.06.

Section 4.16        Limitation on Sale/Leaseback Transactions.    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)        the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 4.09;

(2)        the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under Section 4.12; and

(3)        the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of Section 4.10 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such Section 4.10.

Section 4.17        Effectiveness of Covenants.  (a)  Following the first day:

(1)        the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2)        no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b)        If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by both of the Rating Agencies or if a Specified Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Specified Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period”.

(c)        On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (3) of Section 4.09(b); provided that all Indebtedness outstanding on the Reinstatement Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of Section 4.09(b) (up to the maximum amount of such Indebtedness that would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date).

Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.07(a) after the Reinstatement Date.

(d)        During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

ARTICLE 5

Successors

Section 5.01        Merger, Consolidation or Sale of All or Substantially All Assets.    (a) The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)        the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2)        the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all of the obligations of the Company under the Registration Rights Agreement;

(3)        immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)        immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would (x) be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (y) the Consolidated Coverage Ratio of such Successor Person would not be lower than before giving pro forma effect to such transactions; and

(5)        the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture.

(b)        Notwithstanding the foregoing, without complying with clauses (3) and (4) of Section 5.01(a):

(1)        any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 5.01(a)(5); and

  (2)        the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(c)        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than, in the case of a Subsidiary Guarantor, to the Company or another Subsidiary Guarantor) unless:

(1)        (A)        if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia and shall assume by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement;

    (B)        the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Notes, this Indenture and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

    (C)        immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

    (D)        the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture; and

  (2)        the transaction is made in compliance with Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time), if applicable, and this Section 5.01.

(d)        Subject to Sections 5.02 and 10.06, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and the Note Guarantee of such Subsidiary Guarantor. Notwithstanding the foregoing, any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating such Subsidiary Guarantor in a state or territory of the United States or the District of Columbia, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

(e)        For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Entity Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or a Subsidiary Guarantor in accordance with Section 5.01, the Company or the Subsidiary Guarantor, as the case may be, will be released from its obligations under this Indenture and its Note Guarantee, as the case may be, and the successor Person, formed by such consolidation or into or with which the Company or a Subsidiary Guarantor, as applicable, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company or such Subsidiary Guarantor, as applicable, shall refer instead to the successor entity and not to the Company or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Company or such Subsidiary Guarantor, as applicable, under this Indenture, the Notes, such Note Guarantee and the Registration Rights Agreement, as applicable, with the same effect as if such successor Person had been named as the Company or such Subsidiary Guarantor, as applicable, herein or therein; provided that (1) subject to clause (2) below, the predecessor Company shall not be relieved from the obligation to pay the principal and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01 and (2) in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal and interest on the Notes and a Subsidiary Guarantor will not be released from its obligations under its Note Guarantee.

ARTICLE 6

Defaults and Remedies

Section 6.01      Events of Default.  (a) Each of the following is an “Event of Default”:

  (1)        default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

  (2)        default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)        failure by the Company or any Subsidiary Guarantor to comply with its obligations under Section 5.01;

  (4)        failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided in the last paragraph of this Section 6.01(a) with its other agreements contained in this Indenture or the Notes (in each case, other than (A) a failure to purchase Notes which constitutes an Event of Default under clause (2) above or (B) a failure to comply with Section 5.01 which constitutes an Event of Default under clause (3) above);

  (5)        default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default either results from the failure to pay any such Indebtedness within any applicable grace periods after its stated final maturity or results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”), and the principal amount of any such

Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that in connection with any series of the Existing Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by the Company of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (5);

(6)        failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final; or

(7)        the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

  (A)        commences proceedings to be adjudicated bankrupt or insolvent;

  (B)        consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

  (C)        consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

  (D)        makes a general assignment for the benefit of its creditors; or

  (E)        generally is not paying its debts as they become due;

(8)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

  (A)        is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

    (B)        appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

    (C)        orders the liquidation, dissolution or winding up of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

  (9)        any Note Guarantee of a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee.

However, a default under clause (4) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (4) of this Section 6.01(a) after receipt of such notice.

(b)        In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

  (1)        the default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto; and

  (2)        (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02     Acceleration. (a) If an Event of Default (other an Event of Default described in clause (7) or (8) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal, premium, if any, and interest will be due and payable immediately. The Trustee shall be obligated to accelerate the Notes if and only if the Holders of at least 25% in principal amount of the then outstanding Notes instructs the Trustee in writing to do so.

(b)        Notwithstanding the foregoing, in case an Event of Default under clause (7) or (8) of Section 6.01(a) occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest on all the then outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03        Other Remedies.    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04        Waiver of Past Defaults.    The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

  (1)        a continuing Default in the payment of the principal of, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

  (2)        a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

and the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05        Control by Majority.    The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Note Guarantees, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or expense for which the Trustee has not received an indemnity reasonably satisfactory to it.

Section 6.06        Limitation on Suits.    Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

  (1)        such Holder has previously given the Trustee written notice that an Event of Default is continuing;

  (2)        Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

  (3)        such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

  (4)        the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)        the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07        Rights of Holders to Receive Payment.    Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08        Collection Suit by Trustee.    If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and outside counsel.

Section 6.09        Restoration of Rights and Remedies.    If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10        Rights and Remedies Cumulative.    Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11        Delay or Omission Not Waiver.    No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12        Trustee May File Proofs of Claim.    The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and outside counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and outside counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13        Priorities.    If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

  (1)        to the Trustee and its agents and outside attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

  (2)        to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

  (3)        to the Company or to such party as a court of competent jurisdiction shall direct, including a Subsidiary Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 12.02.

Section 6.14        Undertaking for Costs.    In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

Trustee

Section 7.01        Duties of Trustee.    (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

  (b)        Except during the continuance of an Event of Default:

  (1)        the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

  (2)        in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)        The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

  (1)        this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

  (2)        the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a final non-appealable judgment of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

  (3)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)        Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)        The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02        Rights of Trustee.    (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)          Whenever in the administration of its rights and obligations hereunder the Trustee shall deem it necessary or desirable that a matter be established or proved prior to taking or suffering any action hereunder, such matter shall be deemed to be conclusively proven and established by an Officers’ Certificate or an Opinion of Counsel or both, but in its discretion the Trustee may in lieu of such Officers’ Certificate or Opinion of Counsel accept other evidence of such matter. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel or such other evidence accepted by the Trustee in lieu of such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, including, without limitation, any action taken or omitted to be taken in accordance with the direction of the Holders of not less than a majority or other percentage specified herein in aggregate principal amount of the Notes at the time outstanding.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Company or such Subsidiary Guarantor, and the Trustee shall be fully protected in acting or proceeding in good faith upon any such demand, request, direction or notice, subject to Section 7.01 of this Indenture.

(f)          None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers under this Indenture.

(g)          The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h)          In no event shall the Trustee be responsible or liable for special, incidental, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)        The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)        In the event the Company is required to pay Additional Interest, the Company shall provide written notice to the Trustee of the Company’s obligation to pay Additional Interest no later than 15 days prior to the next Interest Payment Date, which notice shall set forth the amount of the Additional Interest to be paid by the Company. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether the Additional Interest is payable and the amount thereof.

(k)        The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(l)        The Trustee shall have no responsibility with respect to any information, statement or recital in any offering memorandum or any other disclosure material prepared or distributed with respect to the Notes.

(m)        The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n)        The permissive right of the Trustee to do things enumerated hereunder shall not be construed as a mandatory duty.

Section 7.03        Individual Rights of Trustee.    The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04        Trustee’s Disclaimer.    The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05        Notice of Defaults.    If a Default occurs and is continuing and if the Trustee has actual knowledge of such Default, the Trustee shall mail to each Holder a notice of the

Default within 90 days after the Trustee first has actual knowledge of such Default. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors or trustees and/or Responsible Officers of the Trustee determines in good faith that the withholding of such notice is in the interests of the Holders.

Section 7.06        Reports by Trustee to Holders of the Notes.    (a) Within 60 days after each November 15, beginning with November 15, 2012, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

(b)        A copy of each report at the time of its mailing to the Holders shall be mailed by the Trustee to the Company and, if this Indenture has been qualified under the Trust Indenture Act, filed by the Trustee with the SEC and each national securities exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.07        Compensation and Indemnity.    (a) The Company and the Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, fees, disbursements and expenses of the Trustee’s agents and outside counsel.

(b)        The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee and each of its directors, officers, employees and agents (each such person being referred to herein as an “Indemnitee”) for, and hold each Indemnitee and any predecessor thereof harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by such Indemnitee arising out of or in connection with the acceptance or administration of this trust and the performance of the Trustee’s duties hereunder, including the costs and expenses of enforcing this Indenture against the Company or any Subsidiary Guarantor (including this Section 7.07) and defending such Indemnitee against any claim whether asserted by any Holder, the Company, any Subsidiary Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of the Trustee’s powers or duties hereunder, except to the extent any such loss, liability or expense may be attributed to such Indemnitee’s willful misconduct, negligence or bad faith, as determined by the final non-appealable judgment of a court of competent jurisdiction. The Trustee shall notify the Company promptly of any claim for which such Indemnitee may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any Subsidiary Guarantor of their obligations hereunder. The Company or such Subsidiary Guarantor shall defend the claim, the Indemnitee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

(c)        The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d)          To secure the payment obligations of the Company and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) or (8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section  7.08      Replacement of Trustee. (a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving at least 10 days prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company, and any such notice shall set forth the effective date of the Trustee’s resignation. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1)          the Trustee fails to comply with Section 7.10;

(2)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)          a receiver or public officer takes charge of the Trustee or its property; or

(4)          the Trustee becomes incapable of acting.

(b)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(f)          As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section  7.09        Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association, without any further act shall be the successor Trustee, subject to Section 7.10.

Section  7.10        Eligibility; Disqualification. (a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b)          This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310 (a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section  7.11        Preferential Collection of Claims Against the Company. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

Legal Defeasance and Covenant Defeasance

Section  8.01        Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section  8.02        Legal Defeasance and Discharge. (a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Subsidiary Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)          the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to in Section 8.04;

(2)          the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)          the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)          this Section 8.02.

(b)          Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c)          Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Upon the Company’s exercise of Legal Defeasance, the Note Guarantees in effect at such time will terminate.

Section  8.03      Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16 and 4.17 and clauses (4) and (5) of Section 5.01(a) with respect to the outstanding Notes, and the Subsidiary Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (only with respect to compliance with clause (4) of Section 5.01(a)), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(8) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), and 6.01(a)(9), in each case shall not constitute Events of Default.

Upon the Company’s exercise of Covenant Defeasance, the Note Guarantees in effect at such time will terminate.

Section  8.04      Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)          the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)        in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that;

(A)      the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(B)      since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)        in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)        such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)        no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)        the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that as of the date of such opinion and subject to customary assumptions and exclusions, including that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)        the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others;

(8)        the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(9)        the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

Section 8.05        Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  (a)  Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Subsidiary Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)        The Company and the Subsidiary Guarantors, jointly and severally, shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)        Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06        Repayment to the Company.    Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07        Reinstatement.    If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Subsidiary Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

Amendment, Supplement and Waiver

Section 9.01      Without Consent of Holders. (a) Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1)        cure any ambiguity, omission, defect or inconsistency;

(2)        provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under this Indenture in accordance with Article 5;

(3)        provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4)        to comply with the rules of any applicable Depositary;

(5)        add Subsidiary Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6)        secure the Notes and the Note Guarantees;

(7)        add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(8)        make any change that does not adversely affect the legal rights under this Indenture of any Holder;

(9)        comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act;

(10)      evidence and provide for the acceptance of an appointment under this Indenture of a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11)      provide for the issuance of Exchange Notes or private exchange notes (which shall be identical to Exchange Notes except that they shall not be freely transferable) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(12)      conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees; or

(13)      make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

(b)        Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02      With Consent of Holders. (a) Except as provided in Section 9.01, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantee with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)        Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) and Section 12.04, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)        It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance thereof.

(d)        After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e)        Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)        reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)        reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)        reduce the principal of or extend the Stated Maturity of any Note;

(4)        waive a Default or Event of Default in the payment of principal of premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)        reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased pursuant to Section 3.09, 4.10 or 4.14, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6)        make any Note payable in money other than that stated in the Note;

(7)        impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)        make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)        modify the Note Guarantees in any manner adverse to the Holders.

(f)        The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver of this Indenture, the Notes or any Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03      Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04      Revocation and Effect of Consents. (a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)        The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05      Notation on or Exchange of Notes. (a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)        Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06      Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).

Section 9.07      Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE 10

Guarantees

Section 10.01    Guarantee. (a) Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)        The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c)        Each of the Subsidiary Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)        If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)        Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Note Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)         Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)        In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)        Each payment to be made by a Subsidiary Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02      Limitation on Subsidiary Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Subsidiary Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03      Execution and Delivery. (a) Each Subsidiary Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit C hereto executed on behalf of such Subsidiary Guarantor by an Officer thereof in accordance with Section 4.15 shall evidence its Note Guarantee set forth in Section 10.01 without the need for any further notation on the Notes. Upon the execution and delivery of this Indenture or any such supplemental indenture, if applicable, the Note Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Subsidiary Guarantors.

(b)        Each Subsidiary Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)        If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d)        The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

(e)        If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04      Subrogation. Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05    Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06    Release of Note Guarantees. (a) A Note Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Company or the Trustee shall be required for the release of such Subsidiary Guarantor’s Note Guarantee, upon:

(1)        (A)        (i) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the applicable provisions of this Indenture, including Section 4.10 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Article 5; provided that (y) all the Obligations of such Subsidiary Guarantor under any Debt Facility of the Company and its Restricted Subsidiaries terminate upon consummation of such transaction and (z) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Subsidiary Guarantor) in such Subsidiary Guarantor or any Subsidiary of such Subsidiary Guarantor in the form of Indebtedness or Preferred Stock is repaid, satisfied, released and discharged in full upon such release;

(B)    the release or discharge of such Subsidiary Guarantor as a borrower under or from its Guarantee of Indebtedness under the Senior Credit Facility (including by reason of the termination of the Senior Credit Facility) and all other Material Indebtedness of the Company and its Restricted Subsidiaries, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, except a discharge or release by or as a result of payment under such Note Guarantee; provided that if such Person has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 4.09, such Subsidiary Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09, unless such Person elects to remain a Subsidiary Guarantor;

(C)    the proper designation of any Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to this Indenture; or

(D)    the Company exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; and

(2)        such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and/or release have been complied with.

(b)        At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

ARTICLE 11

Satisfaction and Discharge

Section 11.01    Satisfaction and Discharge. (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)        all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)        (A)        all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or will be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(C)    the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(D)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)        In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of Section 11.01(a), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02    Application of Trust Money. (a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)        If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

Miscellaneous

Section 12.01    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c) in respect of Sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to Section 1.04, the imposed duties shall control.

Section 12.02    Notices. (a) Any notice or communication to the Company, any Subsidiary Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Subsidiary Guarantor:

c/o Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

Fax No.: (239) 597-5794

Attention: Kelly E. Curry, Chief Financial Officer

with a copy to:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

Fax No: (239) 594-7368

Email: hmagc@hma.com

Attention: Timothy R. Parry, Senior Vice President and General Counsel

if to the Trustee:

U.S. Bank, National Association

200 South Biscayne Boulevard, Suite 1870

Miami, FL 33131

Fax No.: (305) 350-1746

Email: Michael.Daly3@usbank.com

Attention: Michael Daly, Corporate Trust Administration

The Company, any Subsidiary Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)        All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)        Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)        Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)        Notwithstanding any other provision of this Indenture or any Note, where this Indenture provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise) such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the applicable rules and procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)        The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g)        Except to the extent provided in Section 12.02(b), if a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)        If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03    Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Subsidiary Guarantor to the Trustee to take any action under this Indenture, the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee:

(1)        an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)        an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.05    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Trust Indenture Act Section 314(a)(4)) shall include:

(1)        a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)        a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)        a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(4)        a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07    No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08    Governing Law. THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

Section 12.09    Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12    Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.13    Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14    Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.15    Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16    U.S.A. PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.17    Payments Due on Non-Business Days. In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.18    Qualification of Indenture. The Company and the Subsidiary Guarantors shall qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Subsidiary Guarantors and the Trustee) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Subsidiary Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act.

[Signatures on following page]

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	\s\ Timothy R. Parry

Name:	Timothy R. Parry
Title:	Senior Vice President, General Counsel and Secretary

Indenture

Subsidiary Guarantors:
AMORY HMA, LLC
BARTOW HMA, LLC
BILOXI H.M.A., LLC
BRANDON HMA, LLC
BREVARD HMA HOLDINGS, LLC
BREVARD HMA HOSPITALS, LLC
CAMPBELL COUNTY HMA, LLC
CAROLINAS JV HOLDINGS GENERAL, LLC
CAROLINAS JV HOLDINGS, L.P.
CENTRAL FLORIDA HMA HOLDINGS, LLC
CENTRAL STATES HMA HOLDINGS, LLC
CHESTER HMA, LLC
CITRUS HMA, LLC
CLARKSDALE HMA, LLC
COCKE COUNTY HMA, LLC
FLORIDA HMA HOLDINGS, LLC
FORT SMITH HMA, LLC
HAMLET H.M.A., LLC
HEALTH MANAGEMENT ASSOCIATES, LLC
HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC
HMA HOSPITALS HOLDINGS, LLC
HMA SANTA ROSA MEDICAL CENTER, LLC
HOSPITAL MANAGEMENT ASSOCIATES, INC.
JACKSON HMA, LLC
JEFFERSON COUNTY HMA, LLC
KENNETT HMA, LLC
KEY WEST HMA, LLC
KNOXVILLE HMA HOLDINGS, LLC
LEHIGH HMA, LLC
LONE STAR HMA, L.P.
MADISON HMA, LLC
MELBOURNE HMA, LLC
MESQUITE HMA GENERAL, LLC
METRO KNOXVILLE HMA, LLC
MISSISSIPPI HMA HOLDINGS I, LLC
MISSISSIPPI HMA HOLDINGS II, LLC
MONROE HMA, LLC
NAPLES HMA, LLC
PORT CHARLOTTE HMA, LLC
PUNTA GORDA HMA, LLC
RIVER OAKS HOSPITAL, LLC
ROCKLEDGE HMA, LLC
ROH, LLC
SEBASTIAN HOSPITAL, LLC
SEBRING HOSPITAL MANAGEMENT ASSOCIATES, LLC
SOUTHEAST HMA HOLDINGS, LLC
SOUTHWEST FLORIDA HMA HOLDINGS, LLC
STATESVILLE HMA, LLC
VENICE HMA, LLC
WINDER HMA, LLC

By:	\s\ Timothy R. Parry
Name: Timothy R. Parry
Title: Senior Vice President, General Counsel and Secretary

Indenture

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

By:	\s\ Michael C. Daly
	Name:	Michael C. Daly
	Title:	Vice President

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES,

ADDITIONAL NOTES AND EXCHANGE NOTES

Section 1.1        Definitions.

(a)        Capitalized Terms. Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Societe Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period”, with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IAI Global Notes” means one or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered IAI-1 upward, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture upon request by a Holder of the Notes to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Note” means a Note bearing the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

Appendix A

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)          Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.3(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)
“OID Notes Legend”	2.3(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Notes”	2.1(a)
“Rule 144A Global Note”	2.1(b)

Section 2.1        Form and Dating. (a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501.

(b)        Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered 144A-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered Reg S-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note, the IAI Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) of this Appendix A.

(c)        Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Company signed by one Officer of the

Appendix A

Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)        Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

Section 2.2        Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $875,000,000, (b) subject to the terms of this Indenture, Additional Notes, (c) the Exchange Notes for issue only in an Exchange Offer and pursuant to the Registration Rights Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto and (d) any other Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes, Exchange Notes or other Unrestricted Global Notes.

Section 2.3        Transfer and Exchange.

(a)        Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

  (i)         to register the transfer of such Definitive Notes; or

  (ii)        to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

  (1)        shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

  (2)        in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

Appendix A

(A)        if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or

(B)        if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or

(C)        if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Company or the Trustee so requests, an opinion of counsel or other evidence reasonably satisfactory to them as to the compliance with the restrictions set forth in the applicable legends set forth in Section 2.3(e)(i) of this Appendix A.

(b)        Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

  (i)         (A) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A, (2) to an IAI that has furnished to the Trustee a signed letter substantially in the form of Exhibit B or (3) outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other certification and opinion of counsel as the Company or the Trustee shall require; and

  (ii)        written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix A, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c)        Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the applicable rules and procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a

Appendix A

beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note or the IAI Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act, and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream. In the case of a transfer of a beneficial interest in either the Regulation S Global Note (to the extent provided in Section 2.3(d) of this Appendix A) or the Rule 144A Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

  (ii)         If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

  (iii)        Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

  (iv)        In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix A prior to the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(d)          Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Company or any of its Subsidiaries, (2) so long as such Note is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption, (5) to an IAI purchasing for its own account, or for the account of an IAI, in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (6) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America. Prior to the expiration of the Distribution Compliance Period, transfers by an

Appendix A

owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note or the IAI Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Notes to the effect that such transfer is being made to (1) a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or (2) an IAI purchasing for its own account, or for the account of such an IAI, in a minimum principal amount of the Notes of $250,000. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. In the case of a transfer of a beneficial interest in the Regulation S Global Note for an interest in the IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

  (ii)       Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

  (iii)      Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in a permanent Regulation S Global Note that is an Unrestricted Global Note upon certification in the form provided on the reverse side of the Notes to the effect that such beneficial interests are owned either by non-U.S. persons or by U.S. persons who purchased those interests pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act. If no such Regulation S Global Note that is an Unrestricted Global Note is then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

  (e)       Legends. (i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN SIX MONTHS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY (OR SUCH LONGER PERIOD AS MAY BE REQUIRED TO COMPLY WITH THE SECURITIES ACT) RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT,

Appendix A

PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE

Appendix A

OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Any Additional Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE [CHIEF FINANCIAL OFFICER] OF THE COMPANY AT [INSERT ADDRESS].

  (ii)       Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Initial Notes).

  (iii)      After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply, and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

  (iv)      Upon the consummation of an Exchange Offer with respect to the Initial Notes or Additional Notes pursuant to which Holders of such Initial Notes or Additional Notes are offered Exchange Notes in exchange for their Initial Notes or Additional Notes, all requirements pertaining to Initial Notes or Additional Notes that Initial Notes or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Initial Notes or Additional Notes in such Exchange Offer.

  (v)       Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply, and

Appendix A

the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

  (vi)      Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)       Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

  (g)       Obligations with Respect to Transfers and Exchanges of Notes.

  (i)        To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate in accordance with Section 2.02 of this Indenture, Definitive Notes and Global Notes at the Registrar’s request.

  (ii)       No service charge shall be made for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.10, 4.14 and 9.05 of this Indenture).

  (iii)      Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

  (iv)      All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

  (h)       No Obligation of the Trustee.

  (i)        The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to

Appendix A

the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

  (ii)      The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i)       Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 of this Indenture, the Trustee shall authenticate (i) one or more Global Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amounts of the beneficial interests in the Global Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certifications as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer and (ii) Definitive Notes without the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the Definitive Notes tendered for acceptance by Persons that provide in the applicable letters of transmittal such certification as are required by the Registration Rights Agreement and applicable law, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Global Notes with the Restricted Notes Legend to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of the Definitive Notes so accepted Definitive Notes without the Restricted Notes Legend in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

Section 2.4      Definitive Notes. (a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 or issued in connection with an Exchange Offer shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture. In addition, any Affiliate of the Company or any Subsidiary Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b)       Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate in accordance with Section 2.02 of this Indenture and deliver, upon such transfer of each portion of such Global Note, an equal

Appendix A

aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c)        Subject to the provisions of Section 2.4(b) of this Appendix A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)        In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture]

Exhibit A

CUSIP [                            ]

ISIN [                            ]1

[RULE 144A] [REGULATION S] [IAI] [GLOBAL] NOTE

7.375% Senior Notes due 2020

No.	[Up to] [$ ]

HEALTH MANAGEMENT ASSOCIATES, INC.

promises to pay to [CEDE & CO.]2 or registered assigns [the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]3 [$             (             Dollars)]4 on January 15, 2020.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

[1]	Rule 144A Note CUSIP: 421933 AK8

Rule 144A Note ISIN: US421933AK89

Regulation S Note CUSIP: U42223 AB0

Regulation S Note ISIN: USU42223AB03

Unrestricted Global Note CUSIP: 421933 AL6

Unrestricted Global Note ISIN: US4219331AL62

[2]	Insert in Global Notes.
[3]	Insert in Global Notes.
[4]	Insert in Definitive Notes.

Exhibit A

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

HEALTH MANAGEMENT ASSOCIATES, INC.

By:
Name:
Title:

Exhibit A

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit A

[Reverse Side of Note]

7.375% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           INTEREST. Health Management Associates, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 7.375% per annum from and including November 18, 2020 until maturity and shall pay Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below. The Company shall pay interest and Additional Interest, if any, semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [                    ], 20[    ]. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, including Additional Interest, if any (without regard to any applicable grace periods), from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.           METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest, including Additional Interest, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           PAYING AGENT AND REGISTRAR. Initially, U.S. Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.           INDENTURE. The Company issued the Notes under an Indenture, dated as of November 18, 2011 (the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 7.375% Senior Notes due 2020. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a

Exhibit A

statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.           REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes, except the Company may be required to purchase the Notes as described under Sections 4.10 and 4.14 of the Indenture.

6.           DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

7.           PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.           AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.           DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.         AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11.         ADDITIONAL RIGHTS OF HOLDERS OF TRANSFER RESTRICTED NOTES. In addition to the rights provided to Holders under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of November 18, 2011, among the Company, the Subsidiary Guarantors named therein and Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, for themselves and on behalf of the other initial purchasers of the Notes (the “Registration Rights Agreement”), including the right to receive Additional Interest.

12.         GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.         CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to the Company at the following address:

c/o Health Management Associates, Inc. 5811 Pelican Bay Boulevard, Suite 500 Naples, FL 34108-2710 Fax No.: (239) 597-5794 Attention: Kelly E. Curry, Chief Executive Officer

Exhibit A

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period referred to in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act; or

(4)	☐

inside the United States of America to a “qualified institutional buyer” (as defined in Rule 144A (“Rule 144A”) under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐

outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 under the Securities Act or another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided,

Exhibit A

however, that if box (4), (5), (6) or (7) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by
an executive officer

Exhibit A

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE

PURSUANT TO SECTION 2.3(d)(iii) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is a U.S. person (within the meaning of Regulation S under the Securities Act of 1933) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act.

Dated:
Signature

Exhibit A

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

	$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF TRANSFEREE LETTER OF REPRESENTATION

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

Fax No.: (239) 597-5794

Attention: Kelly E. Curry, Chief Executive Officer

U.S. Bank, National Association

200 South Biscayne Boulevard, Suite 1870

Miami, FL 33131

Fax No.: (305) 350-1746

Email: Michael.Daly3@usbank.com

Attention: Michael Daly, Corporate Trust Administration

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 7.375% Senior Notes due 2020 (the “Notes”) of Health Management Associates, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.            We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.            We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”), to a

Exhibit B

person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States of America within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor”, in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (c), (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE:		,
by:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ] [    ], 20[    ], among              (the “Guaranteeing Subsidiary”), a subsidiary of Health Management Associates, Inc., a Delaware corporation (the “Company”), and U.S. Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 18, 2011, providing for the issuance of 7.375% Senior Notes due 2020 of the Company (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.           Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Subsidiary Guarantor.      The Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.           Governing Law.        THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THE INDENTURE.

4.           Waiver of Jury Trial.    EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Exhibit C

5.           Counterparts.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Headings.    The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Exhibit C

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

[Signature Page of Supplemental Indenture]